Exhibit 99.1

THE CHILDREN’S PLACE TO ADOPT PROXY ACCESS RIGHTS AND PROPOSES ADDITIONAL SHAREHOLDER RIGHTS

COMPANY ANNOUNCES OTHER CORPORATE GOVERNANCE ENHANCEMENTS

Secaucus, New Jersey – January 5, 2016 - The Children's Place, Inc. (Nasdaq: PLCE), the largest pure-play children's specialty apparel retailer in North America, today announced that its Board of Directors will adopt proxy access rights and will propose a set of additional shareholder rights for shareholder approval at the Company’s 2016 Annual Meeting. In addition, its Board of Directors has taken steps to strengthen the Company’s governance practices in the areas of director engagement and executive compensation, and to enhance disclosure practices. These governance enhancements and proposals underscore the Board’s commitment to corporate governance best practices and are based on input received from a comprehensive outreach initiative to our major shareholders led by Dr. Joseph Alutto, Chair of the Nominating and Governance Committee, which included multiple discussions with shareholders holding approximately two-thirds of the Company’s shares of common stock.

Dr. Alutto stated, “Our current governance framework provides important support for our business and promotes the achievement of our strategic initiatives, all in order to serve the best interests of our shareholders. We are proud of our governance practices, and we understand the importance of reassessing them regularly. Over the last several months, we sought input from our major shareholders concerning governance matters which are important to them, and we greatly appreciate their engagement with us in highly productive conversations. Following this outreach, our Board of Directors added to our strong governance framework by taking steps in the areas of shareholder rights, director engagement, executive compensation and disclosure practices that reflect its commitment to strong corporate governance, transparency and the creation of shareholder value.”

Proxy Access
The Board will amend the Company’s Bylaws to provide proxy access rights to our shareholders. This amendment will provide that the Company is to include nominees in its proxy materials for up to 20% of the Board proposed by a shareholder, or a group of up to 20 shareholders, who have continuously owned 3% or more of the Company’s common stock for a minimum of 3 years.

Additional Shareholder Rights
The Company’s Charter presently prohibits shareholders from calling special meetings, requires a 75% shareholder vote in certain circumstances and contains the Company’s current advance notice provision. Shareholder approval is required to amend these provisions to permit the Company to adopt more favorable shareholder rights. The Company will propose these Charter amendments for shareholder approval at its 2016 Annual Meeting. If the Charter amendments are approved by shareholders, the Company will adopt the following additional shareholder rights:

•	Special Meetings – Shareholders holding at least 25% of the Company’s common stock would be permitted to call a special meeting.

•	Voting Percentage – A majority voting standard would replace the 75% super-majority shareholder voting requirement currently applicable in certain instances.

•	Advanced Notice – The amended advanced notice provision would provide for a 30-day notice window for submitting Board nominations and shareholder proposals for inclusion in the Company’s proxy statement, replacing the current 15-day notice window. The amended notice window would also key off the prior year’s Annual Meeting date, replacing the current provision that keys off of the current annual meeting date.

Dr. Alutto continued, “In addition, and in response to our shareholder outreach, our Board has made the following corporate governance enhancements:”

Director Engagement
The Board has amended its Corporate Governance Guidelines to limit the number of public company Boards on which each independent director may serve to four, inclusive of their service on the Board of The Children’s Place. In addition, the amended guidelines further emphasize the importance of the Board’s policies concerning diversity, Board refreshment and succession planning.

Executive Compensation
The Company has added adjusted operating margin and adjusted return on invested capital to the existing performance metric of adjusted earnings per share, and has eliminated the use of a total shareholder return, or TSR, modifier, for purposes of its long-term incentive compensation plan. These changes will be effective for awards to be made in 2016 and are in response to shareholder requests for performance metrics that more directly measure progress on the Company’s strategic initiatives and over which management has more direct influence.

Enhanced Disclosure
During our outreach, shareholders emphasized the importance of transparent disclosure of the Board’s ongoing focus on corporate governance. In response to that feedback, the Company plans to include additional detail in its 2016 Proxy Statement and 2015 Annual Report on Form 10-K related to the Board’s processes, practices and reasoning on corporate governance matters, including its annual self-assessment and individual director evaluation processes.

Dr. Alutto concluded, “We are continually looking at ways to improve our Board and its processes to best position the Company to continue to generate shareholder value and meet its strategic goals. The Board was unanimous in its decision to take the actions announced today, and we look forward to maintaining a consistent and productive dialogue with our shareholders.”

About The Children's Place, Inc.

The Children's Place is the largest pure-play children's specialty apparel retailer in North America.  The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary "The Children's Place," "Place" and "Baby Place" brand names.  As of October 31, 2015, the Company operated 1,085 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 90 international stores open and operated by its franchise partners in 12 countries.

Forward Looking Statements

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the "Risk Factors" section of its annual report on Form 10-K for the fiscal year ended January 31, 2015. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

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